UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported) June 26, 2004


                             TRIARC COMPANIES, INC.
               --------------------------------------------------
             (Exact name of registrant as specified in its charter)


       DELAWARE                     1-2207                38-0471180
       -----------------          --------------          --------------
       (State or other            (Commission             (I.R.S. Employer
       jurisdiction of            File No.)               Identification No.)
       incorporation)


       280 Park Avenue
       New York, NY                                        10017

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   (Address of principal executive offices)              (Zip Code)


       Registrant's telephone number, including area code: (212) 451-3000



       N/A
--------------------------------------------------------------------------------
      (Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

         On June 26, 2004, Triarc Companies, Inc. ("Triarc") entered into a definitive agreement to acquire a majority interest in Deerfield & Company LLC ("Deerfield"), a Chicago-based investment manager, representing as of the date hereof approximately 64% of the outstanding membership interests and in excess of 90% of the outstanding voting power, for a cash purchase price of approximately $86.5 million, subject to adjustment as provided in the definitive purchase agreement. The remainder of the economic and voting interests in Deerfield will be retained or owned by senior management of Deerfield.

         Upon consummation of the acquisition, Triarc will be entitled to designate a majority of the members of the board of directors of Deerfield and Deerfield's current senior management, including its Chairman and Chief Executive Officer Gregory H. Sachs, its President Scott Roberts and its Chief Investment Officer Jonathan Trutter, and portfolio management teams will remain intact and will continue to oversee Deerfield's day-to-day operations.

         As further described in the definitive agreements, commencing on the fifth anniversary of the closing of the transaction, Triarc will have certain rights to acquire the membership interests of Deerfield owned by Mr. Sachs (the "Sachs Interest") and Mr. Roberts (the "Roberts Interest"), which represent in the aggregate as of the date hereof approximately 35% of the outstanding membership interests. In addition, commencing on the third anniversary of the closing of the transaction, Messrs. Sachs and Roberts will have certain rights to require Triarc to acquire the Sachs Interest and the Roberts Interest. In each case, the rights are exercisable at a price equal to the then current fair market value of the Sachs Interest or the Roberts Interest (subject to certain exceptions in the case of the Sachs Interest). Triarc's right to acquire the Sachs Interest and the Roberts Interest, and Messrs. Sachs' and Roberts' rights to require Triarc to acquire such interests, may be accelerated in full upon the occurrence of certain specified events.

         In connection with the acquisition, Triarc has also committed to invest $100 million to seed a new multi-strategy hedge fund to be managed by Deerfield.

         The transaction, which is currently expected to be consummated in the 2004 third quarter, is subject to customary closing conditions for transactions of this type, including, without limitation, the receipt by Deerfield of certain third party consents and other conditions set forth in the definitive agreement.

         Deerfield offers a diverse range of alternative fixed income strategies to institutional investors. As of April 1, 2004, Deerfield, through its operating subsidiary, had over $8 billion in assets under management. Deerfield generated revenues of approximately $36.9 million for the 12 months ended December 31, 2003.

         A copy of the press release announcing the transaction and certain definitive agreements relating to the transaction are being filed as exhibits hereto and are incorporated herein by reference.


Item 7.  Financial Statements and Exhibits.

         Filed herewith are certain agreements and documents entered into by, or otherwise relating to, the Registrant.

         (c)    Exhibits.


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

         2.1    -    Purchase Agreement, dated as of June 26, 2004, by and
                     among Triarc Companies, Inc., Sachs Capital Management LLC,
                     Deerfield Partners Fund II LLC, Scott A. Roberts, Marvin
                     Shrear and Gregory H. Sachs.

         10.4   -    Fourth Amended and Restated Operating Agreement of
                     Deerfield & Company LLC, dated as of June 26, 2004.

         10.5   -    Commitment Agreement, dated as of June 26, 2004, by and
                     among Triarc Companies, Inc., Sachs Capital Management LLC,
                     Scott A. Roberts and Deerfield Capital Management LLC.

         99.1   -    Press release dated June 28, 2004.


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

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             TRIARC COMPANIES, INC.



                                             By: /s/ Stuart Rosen
                                                 ------------------------------
                                                 Name:  Stuart Rosen
                                                 Title: Senior Vice President
                                                        and Secretary


Date:  June 28, 2004



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

                                  EXHIBIT INDEX

EXHIBIT
NO.          DESCRIPTION
---          -----------

2.1    -     Purchase Agreement, dated as of June 26, 2004, by and among Triarc
             Companies, Inc., Sachs Capital Management LLC, Deerfield Partners
             Fund II LLC, Scott A. Roberts, Marvin Shrear and Gregory H. Sachs.

10.4   -     Fourth Amended and Restated Operating Agreement of Deerfield &
             Company LLC, dated as of June 26, 2004.

10.5   -     Commitment Agreement, dated as of June 26, 2004, by and among
             Triarc Companies, Inc., Sachs Capital Management LLC, Scott A.
             Roberts and Deerfield Capital Management LLC.

99.1   -     Press release dated June 28, 2004.



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